VEEVA SYSTEMS INC.

April 26, 2022

Jonathan W. Faddis
4217 Dorman Road
Pleasanton, CA 94588

Dear Josh,

As we have discussed, this Letter Agreement modifies and amends your employment Offer Letter and Attachments ("Offer Letter") dated August 14, 2012 between you and Veeva Systems Inc. (the "Company") as follows:

Paragraph 4 subsections (b) – (e) inclusively are eliminated and held for naught. The erroneously designated second Paragraph 4 (e) that states "You will be afforded the opportunity to early exercise all or any portion of the compensatory equity to you pursuant to your employment with the Company for purposes of making an 83(b) election." remains in full force and effect and is hereby designated 4 (b).

In all other respects the Offer Letter remains in full force and effect.

So agreed between the parties this 26th day of April 2022.

On behalf of Veeva Systems Inc.

Brent Bowman, CFO

On Behalf of the Employee

Jonathan W. Faddis